Exhibit 10.19

Humanigen, Inc.

Compensation for Non-employee Directors

Pursuant to our Director Compensation Program, each director serving on our Board during 2021 who was not our employee was eligible to compensation for his or her service, as follows. Until the fourth quarter of 2021, such fees were payable in cash. Commencing in the fourth quarter of 2021, at the option of the director, such fees were payable in cash, common stock or immediately exercisable stock options having a grant date fair value equal to the equivalent cash compensation owed.

•	Board of Directors member: $40,000;

•	Audit committee member: $10,000;

•	Audit committee chair: $20,000;

•	Compensation committee member: $6,000;

•	Compensation committee chair: $12,000;

•	Nominating and corporate governance committee member: $4,000;

•	Nominating and corporate governance committee chair: $8,000; and

•	Transaction committee (disbanded in July 2020) member: $12,000.

Directors are reimbursed for their reasonable expenses of attending Board and committee meetings held in person.